Exhibit 99.1
President’s Report of Operations in 2006
and Introduction to 2007
Welcome to the Annual Meeting of the Warwick Valley Telephone Company. Thank you for coming.
In my presentation today, I will discuss last year’s results, 2007 expectations, and the reasons for those expectations.
Slide 2
At last year’s Annual Meeting, you were told that the company expected to approach break-even on a monthly basis by the end of 2006, and make a $2 Million Net Income from Operations by the end of 2007. There was no prediction for the 2006 total year Net Income from Operations.
Net Income from Operations is calculated before considering O-P income, interest, and taxes. Today I will call it EBIT (“Earnings before interest and taxes”).
We came close but did not have any positive operating months at the end of 2006, and for the total year we lost almost $4 Million from operations.
-	Revenue suffered from the cumulative effects of competition and lower Universal Service Fund subsidies.

-	Expense suffered from higher than expected auditing costs and other overhead expenses.
O-P dividends turned that loss into a $4M Net Income profit.
There was a different team in place in 2006, so I will not try to reconstruct the rationale for their estimates. As anyone who has forecasted financial results will tell you, foresight is usually wrong and hindsight is usually perfect. Unfortunately, hindsight is never available in advance!
As the results became clear in early 2007, Company managers asked ourselves “How could we have lost so much?” and “What must we do this year?”

As you can see, revenue fell by $2.1 Million, and expense savings were only able to offset about $1.3 Million of that, so the net effect was a decline of $0.8 Million.
Please note that 2005 revenue included a $1.4 Million increase in access charge revenue in December of that year, which was a one-time event not repeated in 2006.
When you back out that one-time adjustment, you can see that the major revenue decline happened from 2003 to 2005, and that declining trend was actually softened a bit in 2006.
Let’s look at Revenue and Expense separately.
Slide 3
In the telephone business, revenue tends to follow the number of lines you have, though there is not a perfect correspondence. Lines represent opportunities for local, long distance, and carrier-provided revenue.
WVT’s “line count” has declined steadily since 2000. At that time we were at the peak of the Internet bubble: 1.3 lines per household is considerably higher than industry experience prior to that time.
Soon DSL became available and removed the need for second lines, so our line count began to fall from the peak. This was also true for other telephone companies around the country.
WVT made DSL available to virtually all our customers as early as 1998. When we opened our video product in 2002, we promoted the triple play, which included DSL as the high-speed alternative to dial-up Internet access. DSL removed the need for second lines, and thus our line count began to fall from the peak.
So about 2/3 of our line losses since 2000 are “lost” to ourselves, as WVT once again offered the most modern technology, and customers took advantage of it.
Revenue fell some if the customer was replacing two or more lines with DSL, but customers were more satisfied by higher speed Internet access, and hence more likely to stay with WVT rather than shift to competitors.

Mobile substitution was also a factor in line loss, but probably a small one.
Industry watchers made the most noise about the other 1/3 of our line losses — the lines lost to competition, mostly Cablevision in our case.
We know that Cablevision made a concerted retaliatory effort to target WVT, as we were the first telephone company who offered video in the area. Despite that campaign, the strength of WVT’s customer relationships limited this line loss to 9%, with 90% of that happening in 2005 and 2006.
Slide 4
At the same time Cablevision made its big push, the Company stopped deploying video! The reasons were good — to assess profitability and to seek a cost-effective technology to reach our entire customer base — but the timing was unfortunate. During the Cablevision push, 50% of the Warwick Households could not get video from WVT.
Slide 5
WVT lost a little over 2000 lines to Cable competitors over the years, or 9%, and less than 15% of our households. Is this a lot? Not when you realize that:
-	Cablevision typically captures voice on 24% of the homes it passes, but less than 15% in Warwick

-	WVT captured video on 28% of the homes where we made it available

-	WVT did not make video available to 50% of its households (until this year), and still Cable captured less than 15% of the total
Slide 6
The moratorium on video expansion has been lifted this year. We now understand the economics — video reduces our customer loss to competition, and that more than justifies the cost to roll out the technology. The “Return” is excellent.

Now ADSL2+ technology is available, enabling video to reach customers farther away from our network nodes. As a bonus, it also enables higher speed broadband Internet access.
Slide 7
In 2007 we will be able to offer video to all our customers, including High Definition TV. We already offer a price-competitive bundle of services, beginning February 15.
As a result, we expect to reduce losses and gain “winbacks”. Most of the revenue benefits from this initiative will appear in 2008, but the new price package is already working.
Here is why I say that:
-	Based on first quarter 2007 loss data, line loss on an annualized basis will be only 4% for 2007, less than half the rate in 2005 and 2006.

-	We have added 153 video customers during the six weeks from February 15 to April 1.
Can WVT compete? Yes we can, and we are.
Can WVT afford to compete? Yes we can. A 66% annualized Return leaves no doubt that video expansion is a profitable course.
Slide 8
Expenses in 2006 were less than 2005, but still far too high for a company the size of WVT. Most of the 2006 expense saving came from replacing our previous Big Four audit firm.
In 2007 we will see further expense savings, as shown on the slide. We have agreed on budgets with all our major vendors, and we have procedures in place to make sure that actual invoices will not produce surprises.
The result of these efforts is expected to be a savings of $3 Million in expense in 2007 vs. 2006, which was already $1.3 Million less than 2005.

The money WVT spent on Sarbanes-Oxley and other non-operating overhead expenses in 2005 and 2006 is a large part of the reason for its operating losses those years.
In 2007 we should see the last of those extraordinary expenses, as the new ERP system (Quintrex) installation is completed and most of our remaining Sarbox material weaknesses are “remediated.”
Slide 9
2006 was a year of “positioning”.
As you can see from the slide, we now have new technology in place. Each of these initiatives provides capabilities that underlie the 2007 strategy, and each has a payback period of less than 2 years.
For example, using the Nortel Soft Switch, we will begin our VOIP trial with Middletown business customers in the second quarter, and will launch these services in another new CLEC market in the third quarter.
Slide 10
As part of this “positioning”, we have also “renewed” our staff, adding new people with new skillsets to manage the new technology and exploit its potential. We have also moved some managers to make sure the right people are in the right jobs.
Last year WVT added a controller, and lost its CFO and CEO. This year we had interim managers in those positions, we appointed Marketing and Network executives, and we are hiring several managers.
Our new permanent CEO will be introduced today and start next week. Our interim CFO provides stability while the new CEO considers permanent CFO candidates.
Slide 11
This slide shows the most realistic forecast I can offer:
-	A $2 Million EBIT improvement in 2007, but still a loss

-	Breakeven in 2008

-	A “pre-analysis” goal for 2009: EBIT of $2 Million. By that I mean we have not prepared a detailed budget, but we believe the continuation of 2008 gains for a full year in 2009 will enable this result.
There are some opportunities to do better than this, but there are also any number of assumptions that may be too optimistic.
By the way, the Board and the new CEO have signed up for the strategy that will get us to this point, so I am speaking not just as the outgoing interim manager — I am speaking for the Board and for Management.
How will we get these results?
Slide 12
Our strategy is to address the three levers of profit with a few focused initiatives. The three levers and strategies are:
-	Internal operations — MANAGE these operations

-	The marketplace where WVT is the home telephone company (ILEC stands for “incumbent local exchange carrier”) — COMPETE for these customers

-	Other markets nearby — GROW in these areas; similar to the company’s Edge-Out strategy in previous years.
Slide 13
We have created a picture of the strategy that is posted throughout WVT’s historic headquarters building at 47 Main Street in Warwick. This serves as a reminder to all our employees about what is most important as they prioritize their daily tasks.
The other key message to all the employees is that the customer’s positive experience is a crucial goal for EVERY customer interaction with our people and our services. Personalized and responsive customer service has built WVT’s reputation, and it will continue to be our most important customer appeal and competitive advantage in the future.

Slide 14
The three key initiatives for Managing internal operations are
-	the vendor management we talked about earlier,

-	adding the skills we need to shift revenues from line-dependent to new technologies, and

-	redesigning our processes for efficiency and customer satisfaction, now that we have the Sarbox controls and the new ERP system.
Slide 15
Within our home territory, WVT priorities to Compete are simple:
-	Finish the video expansion this year, with HD capability

-	Work hard at maintaining our position with our customers as the friendly neighborhood company who cares

-	Offer our customers competitive pricing and new service packages to keep their business and win them back.
It’s worth noting that the technology approach we’ve chosen for video expansion provides for a very competitive offering, using our embedded copper cables, while the same equipment also allows enables fiber-to-the-home. As our network is modernized in the future, this video technology will continue to be useful rather than require a costly upgrade.
Speaking of fiber, I should point out that all new subdivisions and other developments requiring extensions of the network will be served with fiber to the home. In addition, any copper loops requiring replacement will be replaced with fiber, subject to a financial analysis.
Our course is conservative and prudent, with selective modernization that positions WVT for the future.
Slide 16

We also have two important Growth initiatives that we are working on in 2007 to generate revenue in 2008 and 2009. I will not discuss the specifics of these today, as I do not want to provide this information to competitors.
Slide 17
You might say “We have heard such promises and good intentions before. What makes them believable today? What is different?”
This slide shows the Management System put in place in the first quarter of this year. It is designed for focus and accountability.
The CEO reviews project plans to achieve the Strategic Initiatives (the ones we just discussed) every 2 weeks, and the managers’ pay depends on their success with these projects.
This helps them keep their eye on the ball, avoid distractions, and see problems in execution before they become impossible to solve.
What’s different is not the intent or the strategy to Manage, Compete, and Grow. The difference is that
-	Sarbox and other non-operating issues are behind us now;

-	We have the right people in the right place, with new new skills;

-	Management, the Officers, and the Board are all in alignment on priorities, accountability, and compensation;

-	And we have an integrated way to manage our progress toward a shared set of goals.
Slide 18
The capital budget for 2007 is worth talking about today. It is slightly less than depreciation, and is about the same level as 2006.
The two major capital initiatives were defined in business cases and measured for their annualized Return on Investment by Ken Volz, our interim CFO, who has been making such evaluations of telecom projects for 30 years. You can be sure the money is well-spent.
Slide 19

As most of you know, in 2006 the Company launched a Strategic Options Review, conducted in by Stifel-Nicolaus, an investment banking firm with excellent experience and contacts in the telecom industry.
There has been some speculation published about that process, so it seems wise to discuss it as we review 2006. I have reviewed the Board’s materials and can tell you that the process was no different than Ken Volz and I have seen with Ameritech and other M & A activities.
-	The investment banker is paid if a transaction occurs, so they are motivated to find the right deal

-	The investment banker calculates the value of the company — in this case, both parts of it separately

-	The investment banker finds “comparables” — prices paid in transactions for similar companies

-	The investment banker determines the company’s market cap today, and then weighs these three ways of looking at valuation to get an “internal” view of the worth of the company, usually stated as a range.

-	Then the investment banker solicits offers from entities who might be interested. Those entities do their own valuation.

-	The investment banker compares the offers to the “internal view” of valuation to see if any offers would increase shareholder value over current market cap, and if so, by how much.

-	If the board decides to accept an offer, the investment banker will be asked to issue a “fairness opinion” about the price offered vs. its view of the value of the company.

-	Legal advice is provided throughout, making sure that the Board always measures its decisions according to the interests of the shareholders.
This process is pretty close to the “Auction” advocated by one shareowner proposal.

Slide 20
At the end of this process, the Board decided that the shareowners were likely to benefit more from increasing the company’s efforts to improve EBITDA than from accepting any of the offers then available.
This afternoon we have been talking about how to do that and how much improvement can be expected by when.
The improvement efforts we have been discussing are profitable in their own right, and at the same time their profitability improves EBITDA, enhancing the value of the company if it were to be sold in the future.
In my experience, the best time to sell is when you do not have to sell — when your profits attract good choices and enable you to make the best choice.
Slide 21
A couple weeks ago, on April 10, WVT purchased a small additional stake in the O-P partnership, as Verizon Wireless bought out FairPoint’s stake for approximately $55 Million. We are now the last remaining minority interest in O-P.
Why did we do it?
Slide 22
First, taking this action sends a signal to Verizon that WVT will take an active interest in this important relationship.
Immediately after this investment closed, we informed Verizon that WVT will be meeting with them in May to discuss their revenue assurance techniques, operating decisions, benchmark wholesale prices, and prospective distribution levels.
Second, the prospective dividends generate three times more cash for us than the interest we were currently earning on the money used for this investment.
Slide 23

Summing up, Management’s view is this:
-	We can compete successfully, as shown by our success so far in 2007

-	WVT is ready for turnaround:
o	we have the product platforms to generate significant revenue in 2008 and beyond, and

o	we have made enough progress in prior years to reduce G & A expenses significantly in 2007, and

o	we have added the management skills to both grow revenue and manage expenses better.
-	A profitable WVT is in the best position to manage its future for the benefit of all concerned.

-	Operating profitability means that shareowners reap the full benefits of the O-P cash flow
Slide 24
Our strategy is clear.
Our prospects are good.
Our timeline is challenging but reasonable.
Let’s go there together.
Thank you for your attention

2006 Review 2007 Plans 1

Financial Results ($000) 2003 2004 2005 2006 Revenue Adjust for Universal Svc. Fund payment) 28,649 27,678 27,342 25,942 25,236 Expense 25,472 26,564 30,289 29,030 EBITDA 8,708 6,384 2,705 1,613 Opr Income (EBIT) 3,177 1,114 (2,947) (3,794) O-P Income 8,846 10,208 10,638 9,367 Net Income 7,730 8,928 5,170 3,997 2

Revenue Trend Generally Follows Line Trend Peak was 2000 at 23,357 lines, or 1.3 per Household (HH) 6,985 Lines lost in 6 years (30%) - 2,212 lost to Cable (9%) - 4,773 lost to DSL or mobile substitution for 2nd lines 3

Cable Competition 2004 to 2006 Cable competition intensified in 4th quarter of 2004 WVT's video expansion stopped in 2004 @ 50% HH - To study payback and technology 90% of lines lost to cable happened in 2005 and 2006 4

Strength of Cable Competition Overall, Cablevision sells voice to 24% of homes it passes; in Warwick it is less than 15%. WVT did not offer video to 50% of its households, and still Cable attracted less than 15% Where WVT offers video, we sold it to 28% of homes passed 5

New Information And Technology Enable Us To Compete Now we know: the customer loss rate is 50% higher where no WVT video is available -This means Video network expansion has a 66% annualized Return on Investment (ROI) Now we know: ADSL2+ technology can reach 80% of our market and provide higher speed broadband too. We will offer satellite video to the other 20%. 6

New Information And Technology Enable Us To Compete Video expansion and competitive pricing are strategic initiatives for 2007 Excellent results to date from competitive pricing: 153 new video customers, despite 50% households not covered Result: reduce losses and gain "winbacks" Revenue gain minimal in 2007; mostly in 2008 7

Expense: Key Issue is G & A 2006 Expenses $1.3M lower than 2005 mostly due to lower auditing costs Projected Operating Expense for 2007 is $26,016 - $3M (10%) less than 2006 Vendor Management is major focus in 2007 Some major 2006 expenses avoided in 2007: - No VTIP saves $800K - Auditing reduced by another $1.3M - Avoid $400K in Legal and Strategic Options Review costs 8

2006: A Year of Positioning New Nortel SoftSwitch for "Voice over IP" service (VoIP) New ERP system (Quintrex) for Sarbox, efficiency, and to bill for new products ADSL2+ selected as video technology 9

Renewing the Staff Voluntary staff reductions with incentive payment (VTIP) in 2006 New skills added: marketing, sales, "new" engineering, process improvement, accounting/internal audit New in 2006: Controller New in 2007: CEO, interim CFO, Director of Marketing, Director of Network, several managers 10

Projected Financials ($000) 2005 2006 2007 2008 2009 Revenue (adjust for Universal Svc. Fund payment) 27,342 25,942 25,236 24,228 26,877 Expense 30,289 29,030 26,016 26,406 EBITDA 2,705 1,613 3,712 6,071 Opr. Income (EBIT) (2,947) (3,794) (1,788) 471 2,000 O-P Income 10,638 9,367 8,500 7,650 Net Income 5,170 3,997 4,750 5,543 11

STRATEGY Manage the operations and overhead Compete in the ILEC Grow outside the ILEC 12

13

Strategic Priorities Manage 1. Manage non-operating expenses (General & Administrative, or G & A) 2. Shift organization's resources to support "new" products 3. Redesign processes sequentially 2007-2009 14

Strategic Priorities Compete 4. Optimal video coverage, margin and feature set over 3 years 5. Secure leadership position in Service and Responsiveness 6. Compete on product features, price, customer touches, winback, VoIP, wireless and easier to do business with 7. Enhanced market communications 15

Strategic Priorities Grow 8. Initiative A 9. Initiative B 16

Accountability via Management "System" ?Vision statement 2009 ? Strategy and Strategic Initiatives ? Owners for Strategic Initiatives, Processes,Vendors ? One Page Plans = Annual Objectives ? Project Plans ? Biweekly Follow-up ? Monthly Metrics & Report ? KPIs and Board Report ? Performance Review ? Incentive Bonus 17

2007 Capex Budget Total of $5.38M is slightly less than depreciation Almost the same as 2006. Includes: - Business as Usual - Completion of Quintrex ERP System - Video availability to 80% of homes using ADSL2+ - Annualized Return on Investment (ROI) is 66% - Growth Initiative A - Annualized Return on Investment (ROI) is 25% 18

2006 Strategic Options Review Valuations of Operating Company and O-P Solicitation of interest and offers 19

2006 Strategic Options Review Conclusions: - Buyers base their offers on a multiple of EBITDA - Higher EBITDA = higher value for operating company - Value of O-P Partnership depends on buyer's acceptance of minority role and minimizing taxes for seller - The best course to increase shareholder value at that time was to improve EBITDA rather than accept any offers then available. 20

Purchase of More O-P from FairPoint Verizon Wireless agreed to buy FairPoint's 7.5% for $55M - Established a "comparable" for value of WVT's 7.5% - Price is not too high, based on our 2006 valuation - Considers declining dividends in DCF analysis 21

Purchase of More O-P from FairPoint On April 10, WVT bought its share of the FairPoint stake, raising our stake to 8.061%, for $4.38M - WVT is now the last remaining minority owner - Projected dividends for 2007 (full year) = $650K, or 15% - Cash was earning only 5% interest 22

Forward-Looking View WVT can compete effectively for residence customers - Lost only 2,212 lines to competition since 2003 - Market research shows 70% of losses due to pricing WVT is positioned for change: - Replaced its technology - Resolved Sarbox, delisting, other non-operational matters - Clear goal: EBIT - Strengthened management skills and accountability WVT can grow with IP-based business solutions and more. A profitable WVT is in the best position for change. Operating profits enable shareowners to reap full O-P benefits 23

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